Exhibit 99.1

PRESS RELEASE

InfoSonics Appoints Vernon LoForti

As Chief Financial Officer

SAN DIEGO, CA, July 26, 2010 — InfoSonics Corporation (NASDAQ: IFON), one of the premier providers and developer of wireless handset solutions serving Latin America and other markets, today announced the appointment of Vernon A. LoForti as the Company’s chief financial officer.  LoForti will oversee all finance, administrative, information technology, investor relations and legal aspects of InfoSonics.

LoForti, age 57, previously served in a number of executive positions at Overland Storage, Inc., a global supplier of data protection appliances.  He joined Overland in 1995 and served first as the company’s Vice President, Chief Financial Officer and Secretary, and led its initial public offering in 1997.  From August 2007 to January 2009, LoForti served as President, Chief Executive Officer and a member of Overland’s Board of Directors.  From February 2009 to September 2009, he served as President.  From August 1992 to December 1995, LoForti was the Chief Financial Officer for Priority Pharmacy, a privately held pharmacy company.  From 1981 to 1992, he was Vice President of Finance for Intermark, Inc., a publicly held conglomerate.  LoForti began his career in public accounting with Price Waterhouse and holds a Bachelor of Science in Accounting from Brigham Young University.

“I am excited to join InfoSonics, a company with a long heritage of success and with great potential for the future, said LoForti.  “I look forward to working with the company’s talented and dedicated team to leverage our new proprietary platform of mobile phones and expand our presence in Latin America.”

“I am confident, based on his personality and depth of experience, that Vern is well suited to help InfoSonics leverage its core assets, attain its corporate goals and bring our company to the next level,” said Joseph Ram, InfoSonics president and chief executive officer.  “Vern is an experienced public company financial executive and has had strategic and operational experience in a multi-national high-tech company.  I look forward to working with Vern as a business partner in our quest to further develop our business model and to his contribution to the company’s future strategic direction.”

 About InfoSonics Corporation
InfoSonics is one of the premier providers and distributors of wireless handsets and accessories serving Latin America.  For the wireless telecommunications industry, InfoSonics provides flexible and cost-effective solutions, including product assembly, purchasing, marketing, selling, warehousing, order assembly, programming, packing, shipping and delivery.  InfoSonics supports manufacturers in moving their products to agents, resellers, distributors, independent dealers, retailers and wireless network operators in Latin America. For additional information, please visit www.infosonics.com.

Contact:

Vernon A. LoForti
Chief Financial Officer
vern.loforti@infosonics.com
858-373-1675